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                                                                   Exhibit 10.27


            DESCRIPTION OF MANAGEMENT AND PROFESSIONAL INCENTIVE PLAN

The Management and Professional Incentive Plan (the "Plan") provides annual incentives for management and professional staff of the Company based on achievement of various performance criteria, including: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections, and specific business or personal performance objectives. The Plan is designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. The annual incentives for each participant contain targets for each incentive component to ensure that no annual incentive compensation is earned for substandard performance. Additionally, maximum limits are in effect for each incentive component pertaining to each participant.